EXHIBIT 5.1

[LETTERHEAD OF KIM K.W. RUCKER]

May 25, 2011

Avon Products, Inc.

1345 Avenue of the Americas

New York, New York 10105-0196

Ladies and Gentlemen:

I am Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Avon Products, Inc., a New York corporation (the “Company”), and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company registering under the Securities Act of 1933, as amended (the “Securities Act”), 10,000,000 shares of the Company’s Common Stock, par value $0.25 (the “Shares”), deliverable pursuant to the Avon Personal Savings Account Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.

Based upon the foregoing, I am of the opinion that when the Registration Statement becomes effective under the Securities Act, any newly issued Shares, when delivered in accordance with the terms of the Plan, respectively, will be legally issued, fully paid and non-assessable.

I express no opinion herein as to any laws other than the laws of the State of New York and the federal laws of the United States.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ KIM K.W. RUCKER
Kim K.W. Rucker
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer